PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed and effective as of April 8, 2010 (the “Effective Date”), by and between NNN VF TIFFANY SQUARE, LLC, a Delaware limited liability company (“Seller”), and TIFFANY SQUARE, LLC, a Delaware limited liability company, its successors and assigns (“Purchaser”).

RECITALS

A. Seller is the owner of certain real property located at 6805 Corporate Drive, located in the City of Colorado Springs, County of El Paso, State of Colorado, which property is more particularly described on Exhibit “A” attached hereto (together with any and all of Seller’s right, title and interest in and to any easements, improvements, licenses, leases, personal property, security deposits and privileges presently appertaining to or located upon the real property, and the Assumed Contracts (as hereafter defined), collectively, the “Property”).

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Property, in accordance with and subject to the provisions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

AGREEMENT

1. PURCHASE AND SALE. Subject to and in accordance with the provisions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Property.

2. PURCHASE PRICE. The total purchase price for the Property shall be an amount equal to the outstanding principal balance of the Existing Loan (as hereafter defined) as of the Closing Date (as hereafter defined), plus any accrued and unpaid interest thereon as of the Closing Date and any other amounts due under any of the Loan Documents (as hereafter defined) (collectively, the “Purchase Price”). The Purchase Price shall be paid on the Closing Date pursuant to the terms of Section 3 below.

3. PAYMENT OF PURCHASE PRICE/ASSUMPTION OF EXISTING LOAN. Seller and Purchaser acknowledge and agree that a Deed of Trust (With Security Agreement) in favor of RAIT CRE CDO I, LTD., a Cayman Islands limited liability company (together with its successors and assigns, “Lender”) encumbers the Property and secures a loan (the “Existing Loan”) which, as of the Effective Date, has an outstanding principal balance of approximately Twelve Million Three Hundred Ninety-Five Thousand Thirty-Two and 00/100 Dollars ($12,395,032.00) (such indebtedness, together with: (i) any accrued and unpaid interest and other amounts due under any of the documents, agreements or instruments evidencing and/or securing the Existing Loan (collectively, the “Loan Documents”) and (ii) all of Seller’s obligations under the Loan Documents, are collectively referred to herein as, the “Existing Obligations”). Contemporaneous with Closing, (x) Purchaser shall assume the Existing Obligations (the “Loan Assumption”) pursuant to such terms and conditions and in accordance with such loan assumption documents (collectively, the “Loan Assumption Documents”) as Lender requests, and (y) Purchaser shall be credited toward its purchase hereunder the outstanding amount due under the Existing Obligations as of the Closing Date. From and after Closing, all impounds and reserves (together with any interest that has accrued and is being held thereon) held by Lender or for the benefit of Lender in connection with the Existing Loan shall be held for the benefit of Purchaser. It shall be a condition precedent to Closing that Lender agrees (pursuant to documentation that is reasonably acceptable to Lender) to release Seller and NNN 2003 VALUE FUND, LLC, a Delaware limited liability company (“Original Guarantor”), from any liability under the Loan Documents to which Seller and/or Original Guarantor is a party (as applicable) arising after the Closing Date, except to the extent such liability arises directly or indirectly out of any acts or omissions of Seller, Original Guarantor and/or any of their respective principals, officers, directors, shareholders, general partners, members, managers, managing members, affiliates, or any agent, employee or other person authorized or apparently authorized to act on behalf of any of the foregoing prior to the Closing Date, provided that Original Guarantor shall not have any liability for Seller’s failure to transfer to Lender any security deposits previously held by Seller.

4. BACKGROUND DOCUMENTS. On or before the Effective Date, Seller shall deliver to Purchaser a rent roll certified by Seller to be true and correct and dated within thirty (30) days prior to the Effective Date (the “Rent Roll”), copies of all leases set forth on the Rent Roll, Service Contracts and a schedule of security deposits regarding the Property (collectively, the “Background Documents”). Purchaser hereby acknowledges receipt of the Background Documents. Seller has no obligation to deliver any other documentation or information regarding the Property. Except for the Rent Roll and schedule of security deposits, Purchaser acknowledges that any and all Background Documents are provided without representation or warranty, either expressed or implied, by operation of law or otherwise, with respect to any omission contained in, the truth, quality, accuracy, reliability, veracity, correctness or completeness of any such Background Documents, or whether there exists additional documentation or information regarding the Property which has not been provided or otherwise included in the Background Documents. Except for the Rent Roll and schedule of security deposits, Purchaser is solely responsible for determining any omission contained in, the truth, quality, accuracy, reliability, veracity, correctness or completeness of the information provided in the Background Documents. Further and except for the Rent Roll and schedule of security deposits, any Background Documents are for general information purposes only and Purchaser shall rely upon Purchaser’s independent inspection, review and investigations of the Property and condition thereof.

5. TITLE AND SURVEY. Purchaser shall obtain a commitment for a title insurance policy for the Property in the amount of the Purchase Price, issued by Commonwealth Land Title Insurance Company (the “Title Company”), reflecting the Title Company’s commitment to provide at Closing an ALTA Owner’s Policy of Title Insurance showing Purchaser as the proposed insured, together with copies of all exception instruments referenced therein (the “Title Commitment”).

It shall be a condition precedent to Purchaser’s obligation to complete Closing that, at Closing, title to the Property shall be under and subject to only the following (collectively, “Permitted Exceptions”): (i) matters of record and specifically identified on Schedule B to the Owner’s Title Insurance Policy issued to Seller at the time Seller purchased the Property, (ii) current liens for real estate taxes not due and payable as of the Closing, (iii) exceptions, exclusions and other matters disclosed on the Survey, (iv) standard exceptions from coverage on ALTA title insurance commitments and policies standard in the state where the Property is located (but excluding any such standard exceptions that can be removed by Seller delivering an Owner’s Affidavit and/or (No Change) Survey Affidavit and any exceptions for leases, parties in possession and mechanics’ liens), (v) present or future laws, ordinances, rules, orders and regulations of any governmental authority with jurisdiction over the Property, (vi) encumbrances caused by Purchaser and (vii) any other matters, exceptions, requirements or exclusions listed on the Title Commitment and approved in advance as exceptions by Purchaser. Seller shall execute and deliver to Purchaser and/or the Title Company, as applicable, such Title Affidavits (including, without limitation, an Owner’s Affidavit and (No Change) Survey Affidavit) in customary form to enable the Title Company to issue an Owner’s policy of title insurance to Purchaser (subject only to the Permitted Exceptions) and all endorsements thereto as are requested by Purchaser.

6. CLOSING.

a. Closing. The closing of this transaction (the “Closing”) shall occur through escrow with the Title Company on the date for Closing herein set forth (the “Closing Date”).

b. Closing Date. The Closing Date shall be April 15, 2010, at which time Seller shall convey the Property to Purchaser and Purchaser shall pay the Purchase Price for the Property as provided above. The foregoing notwithstanding, Purchaser may elect, in its sole and absolute discretion, to extend the Closing Date up to thirty (30) additional days. If the Closing Date or other date of required action falls on a Saturday, Sunday or legal holiday, then the Closing Date or such other date of required action shall be the next business day.

c. Document Delivery. At Closing, Seller and Purchaser shall execute (as applicable) and deliver the documents set forth below:

(i) Seller shall execute and deliver or cause to be delivered to Purchaser the following:

(a) A recordable Special Warranty Deed (in the form of Exhibit “B” attached hereto or otherwise in a form acceptable to Purchaser), conveying good and indefeasible fee simple title to the Property to Purchaser, free and clear of all encumbrances except the Permitted Exceptions (the “Special Warranty Deed”);

(b) An Affidavit stating, under penalty of perjury, Seller’s U.S. Taxpayer identification Number and that Seller is not a Foreign Person within the meaning of Section 1445 of the Internal Revenue Code;

(c) A closing statement (“Closing Statement”), setting forth the Purchase Price and any other amounts to be paid by Seller or Purchaser at Closing;

(d) A bill of sale for any personal property in the form of Exhibit “C”, attached hereto;

(e) An assignment of leases, contracts, intangibles and security deposits in the form of Exhibit “D”, attached hereto (the “Assignment of Leases”);

(f) Counterparts of each of the Loan Assumption Documents;

(g) The Rent Roll (certified as of the Closing);

(h) Such other documents as may reasonably be required by the Title Company and are customarily provided by sellers in similar transactions (including, but not limited to, an Owner’s Affidavit and a (No Change) Survey Affidavit on the Title Company’s customary form and otherwise sufficient to remove the standard exceptions to Purchaser’s owner’s policy of title insurance, including those for mechanic’s liens); and

(i) Such evidence as the Title Company may reasonably require as to the authority of the person(s) executing documents on behalf of Seller.

(ii) At Closing, Purchaser shall execute (if applicable) and deliver or cause to be delivered to Seller:

(a) The Purchase Price in accordance with this Agreement;

(b) The Closing Statement;

(c) A counterpart of the Assignment of Leases;

(d) Counterparts of each of the Loan Assumption Documents; and

(e) Such other documents as may reasonably be required by the Title Company and are customarily provided by buyers to close the transaction contemplated by this Agreement.

d. Taxes. Real property taxes for the year of Closing (on the basis of the most recent ascertainable tax bill) and assessments, if any, are to be paid as and when due by Purchaser (without any proration at Closing, if paid at that time). If current tax bills are not immediately available at the time of payment, such payment shall be made on the basis of the taxes assessed for the preceding year.

e. Closing Costs. Purchaser shall pay (1) preparation and recording charges for the Special Warranty Deed and any other instruments used to convey the Property to Purchaser or to evidence Purchaser’s assumption of the Loan, (2) the cost of (i) the owner’s title insurance policy and any endorsements required by Purchaser to the owner’s title insurance policy, and (ii) a new lender’s title insurance policy if requested by Lender and any endorsements required by Lender to such lender’s title insurance policy or, if Lender does not request a new title insurance policy, any endorsements to the existing lender’s title insurance policy with respect to the Loan, (3) the cost of any real estate transfer fees or taxes due in connection with the recordation of the Special Warranty Deed (at the state and/or county level), (4) the cost of any escrow fees charged by the Title Company in connection with the transaction contemplated hereby, (5) Purchaser’s and Lender’s attorney’s fees, and (6) any other costs and expenses incurred by Seller, Purchaser or Lender in connection with the transaction contemplated hereby and not specifically allocated in this Agreement. Seller shall pay Seller’s attorney’s fees incurred in connection with this Agreement and the transactions contemplated hereby.

f. Utilities. All utilities and other maintenance expenses affecting or relating to the Property shall be the responsibility of Seller, provided, however, such utilities and maintenance expenses shall be disbursed by Lender in accordance with the Loan Documents. Notwithstanding anything to the contrary contained herein, Seller shall not be required to advance any funds not held by Lender to pay any such expenses. If current utility and maintenance amounts are not immediately available, such payment shall be made on the basis of the utility and maintenance expenses for the preceding billing cycle. Within thirty (30) days following Closing, Purchaser shall replace or cause Seller to be removed as a party under any and all agreements regarding utilities affecting the Property. This Section shall survive the Closing.

7. CONDEMNATION/DAMAGE OR DESTRUCTION. Until the Closing, the risk of loss or damage to the Property by fire or other casualty or its taking or damage by condemnation shall be retained by Seller. If any Material Loss, as hereafter defined, occurs prior to the Closing, then Purchaser shall have the option of (i) terminating this Agreement, in which event this Agreement shall be terminated with neither party having any rights against the other, or (ii) accepting the Property and being assigned the right to collect any insurance or condemnation proceeds. If, prior to the Closing, all or any material part of the Property shall be condemned by governmental or other lawful authority (as determined by Purchaser in its reasonable discretion), Purchaser shall have the option of (a) completing the purchase and being assigned the right to collect any insurance or condemnation proceeds, or (b) terminating this Agreement, in which event this Agreement shall be terminated with neither party having any rights against the other. In the event of any immaterial casualty or condemnation (not qualifying as a Material Loss) regarding any portion of the Property, Purchaser shall be obligated to purchase the Property for the Purchase Price and be assigned the right to collect any insurance or condemnation proceeds. The term “Material Loss” shall mean any loss or damage to the Property in an amount which equals or exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00) (as determined by Purchaser in its reasonable discretion).

8. BROKERAGE. Each party represents and warrants to the other that no brokers were involved in facilitating the transaction contemplated by this Agreement. The obligations set forth herein shall survive the termination of this Agreement. EACH PARTY SHALL INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL COSTS, CLAIMS OR LIENS ARISING OUT OF ANY BREACH OF THE FOREGOING REPRESENTATION AND WARRANTY.

9. DEFAULT AND REMEDIES.

a. Default by Seller. In the event that Seller shall breach any of its obligations hereunder or shall fail to consummate this Agreement for any reason, except Purchaser’s default, Purchaser may elect, as its sole and exclusive remedies, at law or in equity, by notice in writing to Seller, to (i) terminate this Agreement thereby waiving any uncured objections to title or survey and all other clams or remedies against Seller for non-performance and for default by Seller hereunder; provided, that Purchaser shall retain all rights that it may have at law or in equity to recoup from Seller any reasonable out-of-pocket costs and/or expenses incurred by Purchaser in connection with this Agreement, or (ii) seek specific performance of Seller’s obligations hereunder.

b. Default by Purchaser. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to consummate this Agreement for any reason, except Seller’s default, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement thereby waiving any claims or remedies against Purchaser for non-performance and for default by Purchaser hereunder, in which event this Agreement shall be null and void; provided, that Seller shall retain all rights that it may have at law or in equity to recoup from Purchaser any reasonable out-of-pocket costs and/or expenses incurred by Seller in connection with this Agreement, such costs and/or expenses not to exceed One Hundred and 00/100 Dollars ($100.00). SELLER HEREBY WAIVES ANY RIGHT TO PURSUE A CLAIM FOR DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY ACTUAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES), OR ANY OTHER REMEDY AVAILABLE, AT LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY.

c. Cure Period. Notwithstanding the provisions of subsections 9(a) and (b), no default by either party hereto shall result in a termination or limitation of any rights of such party hereunder unless and until the other party shall have notified the defaulting party in writing of said default, and the defaulting party shall have failed to cure said default within five (5) days after receipt of said written notice.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller represents and warrants to Purchaser and covenants with Purchaser as follows:

a. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and all other documents and instruments now or hereafter to be executed and delivered by it pursuant to this Agreement (collectively, the “Seller’s Documents”) and to perform all obligations arising under this Agreement and the Seller’s Documents.

b. Seller has duly executed and delivered this Agreement, and this Agreement and the Seller’s Documents do not and will not, to Seller’s knowledge, contravene any provision of the organizational documents comprising Seller, any judgment, order, decree, writ or injunction, or any provision of any existing law or regulation to which Seller is a party or is bound.

c. To the best of Seller’s knowledge, Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings affecting the Property or any part thereof.

d. To the best of Seller’s knowledge, Seller has not received any written notice that the Property and/or the present use and condition of the Property violate any applicable deed restrictions or other covenants, restrictions, site plan approvals, zoning or subdivision regulations applicable to the Property (collectively, the “Legal Requirements”).

e. To Seller’s knowledge, other than the lease agreements set forth on the Rent Roll (collectively, the “Permitted Leases”) and the Permitted Exceptions, there are no leases, arrangements, licenses, agreements, options, easements, understandings, contracts or rights of first offer or refusal affecting or relating to the Property in any way, including for the purchase, ownership, use, license or possession of the Property (or any portion thereof) (in the case of any of the foregoing, recorded or unrecorded, written, verbal or prescriptive).

f. Seller shall terminate or to the extent assignable with or without third party consent, assign to Purchaser (in each case, as requested by Purchaser in Purchaser’s sole discretion), as of the Closing Date, all service, utility, maintenance and other contracts and agreements affecting the Property, if any (collectively, the “Service Contracts”). The “Services Contracts” shall not include the Permitted Leases. The Service Contracts and Permitted Leases are referred to herein as the “Assumed Contracts”.

g. Seller represents that the Rent Roll and schedule of security deposits is true and accurate to the best of Seller’s knowledge.

h. Seller represents to the best of Seller’s knowledge, that the Permitted Leases represent true and correct copies of the Permitted Leases, no tenant has paid more than one (1) month’s rent in advance, and no defaults have occurred under the Permitted Leases (on the part of Seller and/or the applicable tenant).

i. Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. No general assignment of any of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property. The conveyance of the Property by Seller to Purchaser is not being made with the intent to defraud, hinder or delay any existing or future creditor of Seller.

j. Seller is a “non-foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

k. To the best of Seller’s knowledge, there is no action, suit or proceeding pending against or affecting the Property, or relating to or arising out of the ownership, management or operation of the Property, any of the Permitted Leases, or this Agreement or the transactions contemplated hereby, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, whether or not covered by insurance, including but not limited to, proceedings for or involving collections, evictions, condemnation, eminent domain actions, alleged building code or zoning violations, personal injuries or property damage.

l. Seller shall terminate the property management agreement to effectuate a transfer of management with respect to the Property no later than fifteen (15) days after the Closing Date.   Seller shall cause the existing property manager to fully cooperate in transferring its responsibility for managing the Property to a new management company selected by Purchaser (including, without limitation, transferring any books, records and documents maintained by the existing property manager in connection with its management of the Property). The terms of this Section 10(l) shall survive the Closing Date.

The representations and warranties of Seller set forth in this Section 10 shall deemed remade by Seller as of the Closing Date and shall expire one (1) year following the Closing Date.

Nothing contained in this Section 10 is intended to impose any additional or new liability on Original Guarantor under that certain Guaranty of Non-Recourse dated February 15, 2007, made by Original Guarantor for the benefit of RAIT Partnership, L.P., a Delaware limited partnership (predecessor-in-interest to Lender), and Original Guarantor shall have no liability whatsoever under this Agreement.

11. INSPECTION. Purchaser shall have the right to inspect the Property and any and all documents concerning the Property either of record or in Seller’s possession or control. Purchaser may, at Purchaser’s sole cost and expense, enter upon the Property during business hours and upon written notice to Purchaser and perform such market value appraisals, physical inspections, soil tests, engineering studies, feasibility studies, hazardous and toxic waste and substance tests (excluding any Phase II or invasive environmental tests), wetland area analysis, flood plain analysis and other similar tests and analyses and review all of the matters recorded against the title to or in any way affecting the Property. Purchaser shall use all reasonable efforts not to unreasonably interfere with the Seller’s operations on the Property during such inspections.

12. ENVIRONMENTAL INDEMNITY. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all expenses (including attorneys’ and consultants’ fees), costs, losses (including lost profits and diminution in the value of the Property), damages and liability suffered by Purchaser pursuant to any federal, state or local laws, rules, regulations, ordinances, orders, policies or requirements of common law with respect to the Property, its use, condition, or the operations thereon relating to the health and safety of the public or the protection of the environment (collectively, the “Environmental Laws”) or otherwise by reason of or in any way connected to Seller’s use, maintenance, ownership and/or operation of the Property, or the condition or environmental state of the Property prior to Closing. This indemnity shall survive Closing and the transfer of the Property.

13. MISCELLANEOUS.

a. Modification. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

b. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

c. Notices. All notices, demands, requests or other communications required or permitted hereunder shall be in writing and shall be effective: (i) when personally delivered to the party to whom it is sent; (ii) when confirmation of receipt is received when sent by facsimile transmission on business days during business hours, otherwise the effective date shall be the next business day; (iii) one (1) day after being deposited with a nationally recognized overnight courier service, charges prepaid, or (iv) two (2) days after being sent by United Sates mail, postage prepaid, certified mail, return receipt requested:

If to Seller:	NNN VF TIFFANY SQUARE, LLC c/o NNN 2003 Value Fund, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 Attention: Kent Peters, Chief Executive Officer Facsimile No.: (714) 975-2199
With a copy to:	Steckbauer Weinhart Jaffe, LLP 333 South Hope Street, 36th Floor Los Angeles, California 90071 Attention: Brian S. Weinhart, Esquire Facsimile No.: (213) 229-2870
If to Purchaser:	Tiffany Square, LLC c/o RAIT Financial Trust Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104 Attention: Scott F. Schaeffer, President Facsimile: (215) 243-9097
With a Copy to:	Ledgewood, a professional corporation 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103 Attention: Brian L. Murland, Esquire Facsimile: (215) 735-2513

Either party hereto may request a change in the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this section.

d. Counterpart Execution. This Agreement may be executed in two (2) or more original or facsimile counterparts each of which shall be taken to be an original, and all collectively but one instrument.

e. Fees and Expenses. In the event of any controversy, claim, dispute, or litigation by either party to this Agreement related to the subject matter or performance of the provisions hereof, the prevailing party shall be entitled to recovery of its reasonable attorney’s fees and costs from the non-prevailing party.

f. Confidentiality. Seller and Purchaser agree that all negotiations, communications, information and details concerning the subject matter of this Agreement (collectively, the “Confidential Information”) shall be treated as proprietary and confidential, and neither Seller nor Purchaser shall disclose the Confidential Information to any third person or third party (other than any affiliates, appraisers, brokers, accountants, lenders and/or attorneys of the disclosing party) unless lawfully compelled to disclose the same pursuant to a binding court order issued by a court of competent jurisdiction.

g. Succession and Assignment. This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns. All rights hereunder may be assigned by Purchaser without restriction, to any entity wholly or partially owned by Purchaser or any of its affiliates, as applicable, provided that notice of assignment shall be given in writing to Seller. No assignment by Purchaser shall release Purchaser from the obligations hereunder.

h. Computation of Time Periods. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded and the last day of such period shall be included unless it is not a business day in which case the period shall be deemed to run until the end of the next day thereafter which is a business day. The term “business day” as used herein means a calendar day other than a Saturday, Sunday or legal holiday observed by the Title Company.

i. Entire Agreement. This Agreement (including its exhibits and any schedules) constitutes the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, representations, or covenants not contained herein. The negotiations of the parties prior to the preparation of this Agreement and the inclusion or omission of any term or provision in any prior draft of this Agreement shall not be evidence of the intent of the parties.

j. Section Headings. Headings of Sections are for convenience of reference only and shall not be construed as part of this Agreement.

k. Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person, party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

l. Further Assurances. Seller and Purchaser agree that they will, at any time and from time to time after the Closing, upon the request of the other party, perform, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the effective consummation of the transaction described herein.

m. Joint Drafting. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

n. Time is of the Essence. Time is of the essence as to all matters contained in this Agreement.

o. Survival. All warranties, indemnities and representations of Seller contained in Section 10 of this Agreement shall survive Closing for a period of one (1) year at which time they shall terminate. All warranties, indemnities, representations and covenants of Seller contained in Section 12 of this Agreement shall survive Closing indefinitely. None of the limitations on remedies set forth in Section 9 hereof shall affect the remedies available to either Purchaser or Seller following Closing with respect to any obligations which survive the Closing.

p. Marketing. From the Effective Date through the Closing Date, Purchaser shall have the right to market the Property for sale, lease and development, and place signs on the Property regarding such sale, leasing and development, in a manner determined by Purchaser.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement by each of their duly authorized representatives on the date first above written.

SELLER:

NNN VF TIFFANY SQUARE, LLC,
a Delaware limited liability company

By: NNN 2003 Value Fund, LLC,
a Delaware limited liability company,
its Sole Member

By: /s/ Kent Peters
Name: Kent Peters
Title:	Chief Executive Officer

PURCHASER:

TIFFANY SQUARE, LLC,

a Delaware limited liability company

By: /s/ Kenneth R. Frappier
Name: Kenneth R. Frappier
Title:	Executive Vice President